UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2015

FTD Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive

Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2015, the compensation committee of the board of directors (the “Compensation Committee”) of FTD Companies, Inc. (the “Company”) adopted the FTD Companies, Inc. 2015 Management Bonus Plan (the “Bonus Plan”).  The Bonus Plan is a performance-based cash bonus program under the incentive bonus program of the Company’s Amended and Restated 2013 Incentive Compensation Plan.

For each participant, bonus awards are tied to corporate performance goals based on the Company’s revenue and adjusted net income before depreciation, amortization, stock-based compensation, interest, taxes, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets (“adjusted EBITDA”) for the 2015 fiscal year.  These corporate goals may relate to the Company’s consolidated revenue and adjusted EBITDA, divisional revenue and adjusted EBITDA, or a combination thereof, provided that in each case, the relevant consolidated or divisional goals are weighted equally between revenue and adjusted EBITDA.

In addition, for certain participants, a portion of the bonus awards is tied to specified domestic or departmental goals for the 2015 fiscal year.  A participant’s domestic goals relate to domestic revenue and adjusted EBITDA (weighted equally).  Each participant who is allocated departmental goals has been allocated three to five such goals based on departmental or functional performance, each with a specified weighting.

One hundred percent (100%) of the potential bonus award for the president and chief executive officer of the Company is based on consolidated corporate goals.  For all other participants, between twenty percent (20%) and eighty percent (80%) of the participant’s potential bonus award is based on consolidated corporate goals, with the remainder based on divisional goals, domestic goals, departmental goals, or a combination thereof.

Eleven potential levels of goal attainment from threshold to maximum have been established for the applicable revenue and adjusted EBITDA goals.  For each specified level of attainment, there is a specific dollar amount individually allocated to each participant based on a certain percentage of his or her base salary.

As to each departmental goal, the level of attainment of each such goal (calculated as a percentage) will be determined from threshold to maximum.  A dollar amount will be allocated to each participant based on a certain percentage of his or her base salary determined with reference to the weighted level of total achievement of such departmental goals.

The actual amount of the bonus award will be based on the actual levels at which the applicable goals are in fact attained.  If there is not at least threshold attainment of each applicable goal, then no bonus award will be earned with respect to that particular performance metric.  In addition, if consolidated adjusted EBITDA for the 2015 fiscal year is more than 7.5% below target, no payouts will be made under the Bonus Plan regardless of performance as to any other performance metric.  Similarly, for those participants who are allocated a divisional goal, if the applicable divisional adjusted EBITDA for the 2015 fiscal year is more than 5% below target, no payouts will be made under the Bonus Plan to such participants regardless of performance as to any other performance metric. Notwithstanding the foregoing, the Compensation Committee may adjust the actual amount of a participant’s bonus award if it determines that it is in the best interests of the Company to do so.

In order to receive their bonuses, participants generally will be required to continue in the Company’s employ through December 31, 2015.  However, a pro-rated bonus payout based on actual attained levels of performance will be provided to any participant whose employment terminates before such date by reason of death or disability and may be provided to any participant who was on a leave of absence during a portion of the 2015 fiscal year.  The Bonus Plan imposes a limit of $2.0 million on the maximum bonus amount payable to any participant for the 2015 fiscal year.

The following chart identifies the Company’s principal executive officer, principal financial officer and other current named executive officer, each of whom has been selected as a participant in the Bonus Plan, and the target and maximum bonus amounts payable to each of them if the applicable performance goals are each attained at the target or maximum level, respectively:

Named Executive Officer (Title)	Target Bonus Amount	Maximum Bonus Amount
Robert S. Apatoff	$830,000	$1,245,000
President and Chief Executive Officer

Becky A. Sheehan	$488,152	$585,782
Executive Vice President and
Chief Financial Officer

Rhys J. Hughes (1)	$258,643	$310,372
President, Interflora

(1)                                 Amounts converted to U.S. dollars from British pounds using an assumed exchange rate of 1.48.

The foregoing description of the material terms of the Bonus Plan does not purport to be a complete description of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.

Dated: March 31, 2015	By:	/s/ Becky A. Sheehan
		Name:	Becky A. Sheehan
		Title:	Executive Vice President and Chief Financial Officer